SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Date  of  Report  (Date  of  earliest  event  reported)     JANUARY  8,  2002

                           GOLD  BOND  RESOURCES,  INC.
         (Exact  name  of  registrant  as  specified  in its charter)

        WASHINGTON                 0-31981                   91-0757753
(State or other jurisdiction     (Commission             (IRS Employer
 of incorporation)                File  Number)           Identification No.)


                       12210 CARSTENS, REARDAN, WA  99029
                  (Address  of  principal  executive  offices)

Registrant's  telephone  number, including area code:  (509) 827-3523

                                      N/A
     (Former  name  or  former  address, if changed since last report)




































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ITEM  5.  OTHER  EVENTS.

Share  Exchange  Agreement

On January 9, 2002, Gold Bond Resources, Inc. (Electronic Bulletin Board: GOBM) entered into a letter of intent to acquire all of the outstanding shares of capital stock of Stardust Technologies, Inc. in exchange for authorized but as yet unissued shares of Gold Bond common stock.

The agreement, structured as a share exchange, calls for a 1:5 reverse split of the shares of Gold Bond currently outstanding. Each Gold Bond shareholder will receive of one share of stock for each five shares currently owned. After the reverse split there will be approximately 2,035,000 Gold Bond shares outstanding, including a finders' fee payable of approximately 150,700 shares. The share exchange with Stardust will follow the reverse split resulting in the issuance of approximately 18,600,000 Gold Bond shares to the current Stardust shareholders. After completion of the share exchange current Gold Bond shareholders will own approximately 9.8% of the outstanding shares and current Stardust shareholders will own approximately 90.2% of the outstanding shares in the reorganized company. The reorganization of Gold Bond's capital structure is subject to approval of the shareholders of its company. The share exchange is subject to the approval of the Stardust shareholders.

Stardust Technologies, Inc., a Washington corporation, is a development stage company incorporated in 2001 which intends to engage in the business of providing technology to protect brands and products from being counterfeited.

The transaction is subject to the negotiation of a definitive Share Exchange Agreement and Stardust's completion of a $7.5 million private placement.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


GOLD  BOND  RESOURCES,  INC.

                                      /s/ Robert W. O'Brien
Date:     January  10,  2002       By:-----------------------------
                                      Robert  W.  O'Brien,  Secretary